UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2018

Avinger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 241-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01.      Entry into a Material Definitive Agreement.

On February 14, 2018, Avinger, Inc. (the “Company”) entered into Amendment No. 2 to Term Loan Agreement (the “Amendment”) with CRG Partners III L.P. and certain of its affiliated funds, as lenders (the “Lenders”), which amended the Term Loan Agreement, dated as of September 22, 2015, by and among the Company, certain of its subsidiaries from time to time party thereto as guarantors and the Lenders (as amended, the “Term Loan Agreement”).  The Amendment amended the Term Loan Agreement to, among other things:

•                  extend the interest only payment period through June 30, 2021;

•                  extend the period during which the Company may elect to pay a portion of the interest in PIK interest payments by 8 quarterly payment dates;

•                  permit the Company to make the entire interest payment in PIK interest payments for certain payment dates if no default has occurred and is continuing;

•                  extend the maturity date to June 30, 2023;

•                  modify certain of the covenants, including the indebtedness covenant, lien covenant and restricted payments covenant, to eliminate or modify permitted exceptions to the restrictions in those covenants;

•                  modify the financial covenants to reduce the minimum liquidity requirement to $3.5 million at all times, to require minimum revenues to be achieved beginning with calendar year 2020 and to reduce the levels of revenue required to be achieved; and

•                  provide the Lenders with board observer rights.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated herein in its entirety by reference.

On February 14, 2018, the Company also entered into the Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) with the Lenders pursuant to which they agreed to convert $38.0 million of the outstanding principal amount of their senior secured term loan (plus the back-end fee and prepayment premium applicable thereto) under the Term Loan Agreement into a newly authorized Series A convertible preferred stock (the “Series A preferred stock”), which will initially be convertible into our common stock at a price per share equal to $2.00.  Such conversion of debt (the “CRG Conversion”) is contingent upon the closing of an offering of at least $12 million in gross equity proceeds (the “Offering”).

Under the terms of the Series A preferred stock the holders are entitled to receive annual accruing dividends at a rate of 8%, payable in additional shares of Series A preferred stock or cash, at our option. The shares of Series A preferred stock have no voting rights and rank senior to all other classes and series of the Company’s equity in terms of repayment and certain other rights.  The Series A preferred stock and any of the Company’s common stock issued upon conversion of the Series A preferred stock is subject to a lockup agreement for one year following the date of the underwriting agreement for the Offering.  In addition, the issuance of shares of common stock issuable upon the conversion of Series A preferred stock would be subject to shareholder approval if and to the extent they exceed 19.99% of the Company’s pre-transaction outstanding common stock.  The summary of terms of Series A preferred stock above is qualified in its entirety by the Certificate of Designation of Series A preferred stock (the “Series A Certificate of Designation”) previously filed as Exhibit 3.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 (File No. 333-222517) filed with the Securities and Exchange Commission on February 12, 2018 and incorporated by reference herein. Please refer to the Series A Certificate of Designation for more information on the preferences, rights and limitations of Series A preferred stock.

Item 3.02      Unregistered Sale of Equity Securities

Pursuant to the Purchase Agreement, we became obligated issue to the Lenders 41,800 shares of Series A preferred stock at the closing of the Offering on February 16, 2018.  The Series A preferred stock would be issued in exchange for the conversion of $38.0 million of the outstanding principal amount of their senior secured term loan (plus the back-end fee and prepayment premium applicable thereto), totaling approximately $41.8 million.  The issuance of the Series A preferred stock to the Lenders was made pursuant to Rule 506(b) of Regulation D promulgated under the Securities Act of 1933.  The Series A preferred stock is initially convertible into 20,900,000 share of common stock subject to certain limitations contained in the Purchase Agreement and Series A Certificate of Designation.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 2 to Term Loan Agreement, dated as of February 14, 2018, made by and among Avinger, Inc. and CRG Partners III L.P. and the other Lenders listed on the signature pages thereto.
10.2	Series A Preferred Stock Purchase Agreement, dated as of February 14,2018, made by and among Avinger, Inc. and CRG Partners III L.P. and the other Purchasers listed on the signature pages thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVINGER, INC.

Date: February 14, 2018	By:	/s/ Jeffrey M. Soinski
		Name:	Jeffrey M. Soinski
		Title	President and Chief Executive Officer